Exhibit 16.1

          [LETTERHEAD OF GILMORE, GANNAWAY, ANDREWS, SMITH & CO., LLC]




Robert M. Lowery

November 21, 2005


                              VIA FAX 972-271-8925


DOL Resources
C/o Electric & Gas Technology, Inc.
3233 W. Kingsley Road
Garland, TX  75021

RE:      Change of Auditors


Dear DOL Resources:

Gilmore, Gannaway, Andrews, Smith & Co., LLC is the successor to Deason, Peters, Stockton & Co. CPA firm, the former auditors of DOL Resources. I am a partner in Gilmore, Gannaway, Andrews, Smith & Co., LLC and I was a shareholder in Deason, Peters, Stockton & Co. For the accounting firm I hereby state that we consent to DOL Resources changing auditors.


Sincerely

GILMORE, GANNAWAY, ANDREWS, SMITH & CO., LLC


/s/ Robert M. Lowery

Robert M. Lowery, CPA

RML/jrc